UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: November 8, 2004






                         WORLD TRANSPORT AUTHORITY, INC.
            (Exact name of registrant as specified in its charter)



            Alberta, BC                        93-1202663
     (State of Incorporation)      (I.R.S. Employer Identification No.)

                              140 West Park Avenue
                           El Cajon, California 92020
                    (Address of Principal Executive Offices)




                       (619) 593-2440 Fax: (619) 593-2444
          (Registrant's telephone and fax number, including area code)




















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Item 5.  Other Events.

     On November 1, 2004, World Transport Authority, Inc., an Alberta corporation, pulled the plug on the Cameron International $1.2 million purchase order of a projected $3.4 million long-term deal, after a series of non-performances by Cameron International. Even though Cameron International shaved the initial deposit, the Company attempted to keep the relationship on life support by continuing to accommodate Cameron even after it slowed down the payment schedule. When Cameron reneged on the final payment arrangement, the Company turned the containers around and returned them to the Philippines and MAIC, the Philippines subsidiary of the Company. This week, the Company terminated its obligation to perform under the agreement and notified Cameron of the extent of the damages the Company incurred as the result of the conduct of Cameron.

     One such damage is the depletion of resources for the Company to the point where no funds were left to pay for the year-end and first quarter audit required by the SEC. Lacking funds, the Company will be temporarily suspended from trading and will go to the pink sheets.

     The Company, through its Autotech International Corporation (AIC) subsidiary, is also seeking to rescind the conditional purchase of assets under a settlement agreement with WorldStar Pacific. The grounds to rescind the agreement are that the performance of AIC was conditioned on (1) payments received by Cameron International, and (2) that the assets were as they were represented to be. Both conditions were not met.

     Millenium Autotech International Corporation (MAIC) is a wholly owned subsidiary of the operating subsidiary company of WTAI, AIC, which was formed in the Philippines this July to manufacture the micro-manufacturing units used for assembly of WorldStar vehicles.


SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      World Transport Authority, Inc.


Date: November 8, 2004                By: /s/ William C. Kennedy
                                         ------------------------------------
-
                                         William C. Kennedy
                                         Chief Executive Officer








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